Exhibit 99.1

B2Digital Partners with MetaSkins Studios to Hold Multiple Live MMA Metaverse Events in Top Decentraland Casino Venue

TAMPA, FL, March 3, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce a partnership with Metaskins Studios SAS (“Metaskins”) for the live distribution of multiple B2 Fighting Series (“B2FS”) events at a premier venue in Decentraland, the leading 3D virtual world browser-based metaverse platform.

Metaskins will also help to promote the B2 Digital and B2 Fighting Series brands within the metaverse, reaching up to hundreds of thousands of people belonging to an entirely untapped audience through its vast networks and metaverse-centered promotional strategies.

The Company plans to put on its first live B2FS MMA event in the metaverse later this month (more details on scheduling will follow next week). As far as management is aware, the B2 Fighting Series will be one of the first major combat sports brands to offer its events for live virtual attendance in the metaverse.

“This move will add a brand new channel of global content distribution, enabling us to reach millions of savvy new potential B2FS fans as the metaverse grows,” noted Greg P. Bell, CEO of B2 Digital. “This partnership represents a perfect channel for major brand expansion, multiple new revenue streams, and significant growth in non-gate ticket sales. And we have a number of core strategies to actualize that potential, but I have to keep quiet today on those and all the other exciting details and wait to present the full picture next week. The big news today is this: the deal is done – we now have a top-notch venue for our live event footprint in the metaverse. And it’s going to open up a lot of new doors to new fans and new revenue streams.”

Founded less than a year ago in Medellin, Colombia, Metaskins has built a team of 15 young artists and developers. Metaskins has been developing a broad spectrum of digital Web3 content, including content for metaverses such as Decentraland, video game content for Web 3 projects and decentralized apps (or "Dapps"), and NFTs. Metaskins will also be the first company in Colombia to launch a PFP project.

David Cummings, Co-Founder of Metaskins, added, “We see tremendous potential ahead for this partnership, and we look forward to working with the B2 Digital team on multiple live B2FS MMA events. The world ahead is going to be divided into two camps in many industries: the first movers into the metaverse, and everyone else. Live MMA is a perfect use case, and the B2 Fighting Series has already established itself as a juggernaut brand with a big and rapidly growing fanbase. We can’t wait for Fight Night!”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The Official B2 Training Facilities Network, which is comprised of ONE MORE Gym and Spartan Fitness. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The B2 Training Facilities segment operates primarily through its ONE More Gym brand and its Spartan Fitness Facilities brand. The Company currently operates five ONE More Gym locations, with plans to continue to scale up the B2 Training Facilities segment at a pace of 15 new locations over the next 3 years. Both ONE MORE Gym and Spartan Fitness locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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